Exhibit 99.1

Commerce Planet To Fully Comply With Formal Complaint From Federal Trade Commission

GOLETA, Calif.--(BUSINESS WIRE)--November 25, 2008--Commerce Planet, Inc. (OTCBB:CPNE) today said that it received a Formal Complaint for Injunctive and Other Equitable Relief against Commerce Planet, Inc., Michael Hill as an Individual, and Charlie Gugliuzza as an Individual, and Aaron Gravitz as an Individual, from the Federal Trade Commission (FTC) on November 24, 2008.

The FTC brings this action under Section 13(b) of the Federal Trade Commission Act, 15 U.S.C. S 53(b), to secure a permanent injunction, rescission of contracts and restitution, disgorgement of ill-gotten gains, and other equitable relief against Defendants for engaging in unfair or deceptive acts or practices in violation of Sections 5(a) of the FTC Act, 15 U.S.C. SS 45(a) in connection with the marketing of a negative option plan under the direction of prior management.

The Company has entered into material discussions to settle such claims within its capability to pay and will cooperate fully with the FTC Formal Order of Investigation regarding the full disclosure and reporting of all assets and financial statements.

“We continue to cooperate fully with the FTC to resolve this matter and we are working diligently to reposition the Company for longer-term growth and strategic opportunities,” stated Tony Roth, Chief Executive Officer of Commerce Planet. “As previously announced, our Board has unanimously authorized management to pursue a plan to focus on our Iventa eCommerce business, leveraging our unique eCommerce solutions while we actively work to complete the sale of Legacy Media LLC and Consumer Loyalty Group, LLC.”

About Commerce Planet, Inc.

Commerce Planet, Inc. is an online marketing and tele-sales provider that offers media products, lead generation services, list database management, e-commerce solutions, web marketing, call center support and CRM tools to its client partners as well as through its own direct selling businesses. For more about Commerce Planet (OTCBB: CPNE), visit our website at http://www.commerceplanet.com.

Forward Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements as to management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements, including, without limitation, statements concerning our business and possible or assumed future results of operations. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: our ability to continue as a going concern, adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of our products and services or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

CONTACT:
Investor Relations:
ICR
John Mills / Anne Rakunas, 310-954-1100